Exhibit 99.1

Consent of Director Nominee

Opthea Limited is filing a Registration Statement on Form F-1 (File No. 333-249020) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of American Depositary Shares representing its ordinary shares. In connection therewith, I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Opthea Limited in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Jeremy Levin
Name: Jeremy Levin, D.Phil, MB BChir
Date: October 9, 2020